Exhibit 99

Contact:
At the Company
--------------
401-233-0333
Walter Stepan/Philip B. Barr

FOR IMMEDIATE RELEASE
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December 15, 2000

                      EVALUATION OF STRATEGIC ALTERNATIVES
                          CONTINUING INTO JANUARY 2001


          Smithfield, R.I., December 15, 2000 -- Bacou USA, Inc. (NYSE: BAU), a leading manufacturer of personal protection equipment, today provided the following forward-looking statements which update prior announcements about the ongoing evaluation of strategic alternatives by Bacou S.A. and Bacou USA:

         "We have continued to make progress in the evaluation of strategic alternatives for Bacou S.A. and Bacou USA, " said Walter Stepan, who is both Co-Chairman of Bacou USA and the person responsible for leading the global process of reviewing strategic alternatives for Bacou S.A. and Bacou USA. "However, it is now apparent that the Bacou family will not complete their process of evaluating the various alternatives before year end. Therefore, the process will continue into January 2001."

         "We continue to expect that this process will result in a sale of the businesses of Bacou S.A. and Bacou USA in their entireties to one purchaser in a single transaction," continued Stepan. "Although we cannot provide any assurances at this time whether or not a transaction will occur, we would anticipate that any resulting transaction would be consummated by the end of the first quarter of 2001."

         Bacou S.A. is a leading manufacturer and distributor of personal protective equipment and safety products with a distribution focus on the European markets. The individuals who control the ownership of Bacou S.A. are the immediate family members of the company's late founder, Henri Bacou. Bacou S.A. owns 12.6 million shares of Bacou USA or approximately 71.6 percent of the issued and outstanding shares.

         Bacou USA, Inc. designs, manufactures and sells leading brands of products that protect the sight, hearing, respiratory systems and hands of workers, as well as related instrumentation including vision screeners, gas monitors and test equipment for self-contained breathing apparatus.

The company's products, marketed under Uvex(R), Howard Leight(R), Perfect Fit(TM), Whiting + Davis(R), Survivair(R), Pro-Tech(R), Biosystems(TM), Titmus(R), LaserVision(TM) and Lase-R Shield(TM) brand names, are sold principally to industrial safety distributors, fire fighting equipment distributors and optical laboratories. News and information about Bacou USA are available on the Worldwide Web at www.bacouusa.com.

Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, and the other risks detailed in the company's prospectus filed March 27, 1996, and from time to time in other filings. Actual results may differ materially from those projected. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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